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                                                                  EXHIBIT 10(e)



                  [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]



June 20, 1997

Sierra Trust Funds
9301 Corbin Avenue
Northridge, California 91324


Re: Registration of Additional Securities for Sierra Trust Funds (File Nos. 33-27489 and 811-5775)


Ladies and Gentlemen:

Sierra Trust Funds (the "Fund") is a busines trust organized under the laws of the Commonwealth of Massachusetts with its principal executive offices in Northridge, California. The Fund is an open-end management investment company with diversified and nondiversified series registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"). This opinion relates to the registration of shares of beneficial interest, without par value, related to the Fund's net redemptions incurred during the fiscal year ended June 30, 1996 which are now being registered pursuant to Rule 24e-2 under the 1940 Act.

We have reviewed all proceedings taken by the Fund in connection with the offer and sale of an unlimited number of the shares of beneficial interest, without par value, which have been offered under prospectuses included as part of the Fund's Registration Statement on Form N-1A as amended to the date hereof, which has been filed with the Commission under the Securities Act of 1933, as amended and the 1940 Act (collectively, the "Registration Statement").

We are of the opinion that such shares of beneficial interest sold pursuant to the Registration Statement will be, when issued in return for payment described in the Fund's prospectuses included as part of the Fund's Registration Statement, legally issued, fully paid and nonassessable by the Fund.


Very truly yours.

/s/ Morgan, Lewis & Bockius LLP
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Morgan, Lewis & Bockius LLP